This pricing supplement, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933. This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these notes in any country or jurisdiction where such an offer would not be permitted.

Linked to a Basket of Stocks

•	Maturity of approximately 13 months
•	1.5-to-1 upside exposure to increases in the Basket, subject to a Max Return of at least 24.00%. The actual Max Return will be determined on the pricing date.
•	1-to-1 downside exposure to decreases in the Basket, with up to 100% of your investment at risk.
•	The Notes are linked to an equally weighted basket comprised of the common stock of each of Apple Inc., Amazon.com, Inc., Salesforce.com, Inc., ServiceNow, Inc., Twilio Inc., Veeva Systems Inc., DocuSign, Inc., Zendesk, Inc. and Zoom Video Communications, Inc.; and the ordinary shares of Atlassian Corporation Plc (the “Basket”).

•    All payments on the Notes are subject to the credit risk of BofA Finance LLC (“BofA Finance”) and Bank of America Corporation (“BAC” or the “Guarantor”).

•	No periodic interest payments.
•	The Notes are expected to price on November 14, 2019, expected to issue on November 19, 2019 and expected to mature on December 17, 2020.
•	The Notes will not be listed on any securities exchange.
•	CUSIP No. 09709TXH9

The initial estimated value of the Notes as of the pricing date is expected to be between $950 and $980 per Note, which is less than the public offering price listed below. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Risk Factors” beginning on page PS-8 of this pricing supplement and “Structuring the Notes” on page PS-25 of this pricing supplement for additional information.

Potential purchasers of the Notes should consider the information in “Risk Factors” beginning on page PS-8 of this pricing supplement, page PS-5 of the accompanying product supplement, page S-4 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined on page PS-29) is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price(1)	Underwriting discount (1)(2)	Proceeds, before expenses, to BofA Finance
Per Note	$1,000.00	$17.50	$982.50
Total

(1)      Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $982.50 per note.

(2)      In addition to the underwriting discount above, if any, an affiliate of BofA Finance will pay a referral fee of up to $3.50 per $1,000 in principal amount of the Notes in connection with the distribution of the Notes to other registered broker-dealers.

The Notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

Selling Agent

Enhanced Return Notes® Linked to a Basket of Stocks

Terms of the Notes

The Notes provide you a leveraged return, subject to the Max Return, if the Ending Value of the Basket is greater than or equal to the Starting Value. If the Ending Value is less than the Starting Value, you will be subject to 1-to-1 downside exposure to declines in the Basket and may lose your entire investment. Any payments on the Notes will be calculated based on $1,000 in principal amount of Notes and will depend on the performance of the Basket, subject to our and BAC’s credit risk.

Issuer:	BofA Finance
Guarantor:	BAC
Denominations:	The Notes will be issued in minimum denominations of $1,000 and whole multiples of $1,000 in excess thereof.
Term:	Approximately thirteen months
Basket:	An equally weighted basket consisting of the following stocks (each an “Underlying Stock” or a “Basket Component”) and their respective weightings:
Basket Component	Ticker	Weightings	Basket Component Starting Values
Common Stock of Apple Inc.	Nasdaq Global Select Market symbol: “APPL”	10.00%
Common Stock of Amazon.com, Inc.	Nasdaq Global Select Market symbol: “AMZN”	10.00%
Common Stock of Salesforce.com, Inc.	New York Stock Exchange symbol: “CRM”	10.00%
Common Stock of ServiceNow, Inc.	New York Stock Exchange symbol: “NOW”	10.00%
Common Stock of Twilio Inc.	New York Stock Exchange symbol: “TWLO”	10.00%
Ordinary Shares of Altassian Corporation Plc	Nasdaq Global Select Market symbol: “TEAM”	10.00%
Common Stock of Veeva Systems Inc.	New York Stock Exchange symbol: “VEEV”	10.00%
Common Stock of DocuSign, Inc.	Nasdaq Stock Market LLC symbol: “DOCU”	10.00%
Common Stock of Zendesk, Inc.	New York Stock Exchange symbol: “ZEN”	10.00%
Common Stock of Zoom Video Communications, Inc.	Nasdaq Global Select Market symbol: “ZM”	10.00%
Pricing Date*:	November 14, 2019
Issue Date*:	November 19, 2019
Valuation Date*:	December 14, 2020, subject to postponement as set forth in “Description of the Notes—Certain Terms of the Notes—Events Relating to Calculation Days” on page PS-18 of the accompanying product supplement. Additionally, if the Valuation Date is not a business day, the Valuation Date will be postponed to the next business day.
Maturity Date*:	December 17, 2020
Basket Return:
Upside Participation Rate:	150%

ENHANCED RETURN NOTES® | PS-2

Enhanced Return Notes® Linked to a Basket of Stocks

Max Return:	At least $1,240.00 per $1,000 in principal amount of Notes, which represents a return of at least 24.00% over the principal amount. The actual Max Return will be determined on the pricing date.
Starting Value:	The Starting Value will be set to 100.00 on the pricing date.
Ending Value:	100.00 × (1 + the sum of the Weighted Basket Component Returns)
Basket Component Starting Value:	For each Basket Component, its Closing Market Price on the pricing date, which will be on page PS-2 above.
Basket Component Ending Value:	For each Basket Component, its Closing Market Price on the Valuation Date multiplied by its Price Multiplier, as determined by the calculation agent.
Price Multiplier:	With respect to each Basket Component, 1, subject to adjustment for certain corporate events relating to that Basket Component as described in the accompanying product supplement under “Description of the Notes—Anti-Dilution Adjustments.”
Basket Component Return:	For each Basket Component,
Weighted Basket Component Return:	For each Basket Component, its weighting multiplied by its Basket Component Return.
Redemption Amount Determination:

At maturity, the Redemption Amount per $1,000 in principal amount of Notes will be:

a)        If the Ending Value is greater than or equal to the Starting Value:

, subject to the Max Return

b)       If the Ending Value is less than the Starting Value:

In this case, the Redemption Amount will be less than the principal amount and could be zero.

Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Selling Agent:	BofAS
CUSIP:	09709TXH9
Events of Default and Acceleration:

If an Event of Default, as defined in the Senior Indenture and in the section entitled “Events of Default and Rights of Acceleration” beginning on page 35 of the accompanying prospectus, with respect to the Notes occurs and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted under the Senior Indenture will be equal to the amount described under the section “Redemption Amount Determination” above, calculated as though the date of acceleration were the Maturity Date of the Notes and as though the Valuation Date were the third trading day prior to the date of acceleration. In case of a default in the payment of the Notes, whether at their maturity or upon acceleration, the Notes will not bear a default interest rate.

*Subject to change

ENHANCED RETURN NOTES® | PS-3

Enhanced Return Notes® Linked to a Basket of Stocks

Any payments on the Notes depend on the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor, and on the performance of the Basket. The economic terms of the Notes are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements BAC’s affiliates enter into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charges described below (see “Risk Factors” beginning on page PS-8), will reduce the economic terms of the Notes to you and the initial estimated value of the Notes. Due to these factors, the public offering price you pay to purchase the Notes will be greater than the initial estimated value of the Notes as of the pricing date.

The initial estimated value range of the Notes as of the date of this pricing supplement is set forth on the cover page of this pricing supplement. The final pricing supplement will set forth the initial estimated value of the Notes as of the pricing date. For more information about the initial estimated value and the structuring of the Notes, see “Risk Factors” beginning on page PS-8 and “Structuring the Notes” on page PS-25.

ENHANCED RETURN NOTES® | PS-4

Enhanced Return Notes® Linked to a Basket of Stocks

Redemption Amount Determination

On the Maturity Date, you will receive a cash payment per $1,000 in principal amount of Notes determined as follows:

All payments described above are subject to Issuer and Guarantor credit risk.

ENHANCED RETURN NOTES® | PS-5

Enhanced Return Notes® Linked to a Basket of Stocks

Hypothetical Payout Profile and Examples of Payments at Maturity

Enhanced Return Notes Table and Redemption Amount Calculation Examples

The following table and Redemption Amount calculation examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the Notes. The table illustrates the calculation of the Redemption Amount and total return based on the Starting Value of 100, the Upside Participation Rate of 150%, a Max Return of $1,240.00 per $1,000 in principal amount of Notes and a range of hypothetical Ending Values. The actual amount you receive and the resulting return will depend on the actual Max Return, the actual Ending Value and whether you hold the Notes to maturity. The following examples do not take into account any tax consequences from investing in the Notes.

The Basket is designed to allow investors to participate in the percentage changes in the prices of the Basket Components from the Basket Component Starting Value to the Basket Component Ending Value of the Basket. The Basket Components are described in the section “The Basket Components” below. The Basket Component Ending Value of each Basket Component will not include any income generated by dividends paid on that Basket Component, which you would otherwise be entitled to receive if you invested in the Basket Components directly. All payments on the Notes are subject to Issuer and Guarantor credit risk.

Ending Value	Basket Return	Redemption Amount per Note	Total Return on the Notes
160.00	60.00%	$1,240.00	24.00%
150.00	50.00%	$1,240.00	24.00%
140.00	40.00%	$1,240.00	24.00%
130.00	30.00%	$1,240.00	24.00%
120.00	20.00%	$1,240.00(2)	24.00%
110.00	10.00%	$1,150.00	15.00%
105.00	5.00%	$1,075.00	7.50%
102.00	2.00%	$1,030.00	3.00%
100.00(1)	0.00%	$1,000.00	0.00%
97.00	-3.00%	$970.00	-3.00%
94.00	-6.00%	$940.00	-6.00%
90.00	-10.00%	$900.00	-10.00%
80.00	-20.00%	$800.00	-20.00%
50.00	-50.00%	$500.00	-50.00%
0.00	-100.00%	$0.00	-100.00%
(1)	The Starting Value will be set to 100.00 on the pricing date.
(2)	The Redemption Amount per Note cannot exceed the Max Return.

ENHANCED RETURN NOTES® | PS-6

Enhanced Return Notes® Linked to a Basket of Stocks

Hypothetical Payout Profile and Examples of Payments at Maturity

Redemption Amount Calculation Examples

Example 1

The Ending Value is 130.00, or 130.00% of the Starting Value: Starting Value: 100.00

Ending Value: 130.00

= $1,450.00, however, because the Redemption Amount for the Notes cannot exceed the Max Return, the Redemption Amount will be $1,240.00 per $1,000 in principal amount of Notes

Example 2

The Ending Value is 102.00, or 102.00% of the Starting Value: Starting Value: 100.00

Ending Value: 102.00

= $1,030.00 Redemption Amount per $1,000 in principal amount of Notes

Example 3

The Ending Value is 80.00, or 80.00% of the Starting Value:

Starting Value: 100.00

Ending Value: 80.00

= $800.00 Redemption Amount per $1,000 in principal amount of Notes

ENHANCED RETURN NOTES® | PS-7

Enhanced Return Notes® Linked to a Basket of Stocks

Risk Factors

Your investment in the Notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below, with your advisors in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections beginning on page PS-5 of the accompanying product supplement, page S-4 of the accompanying prospectus supplement and page 7 of the accompanying prospectus, each as identified on page PS-29 below.

•	Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Notes at maturity. If the the Ending Value is less than the Starting Value, you will lose 1% of the principal amount for each 1% that the Ending Value is less than the Starting Value. In that case, you will lose some or a significant portion of your investment in the Notes.
•	The Notes do not bear interest. Unlike a conventional debt security, no interest payments will be paid over the term of the Notes, regardless of the extent to which the Ending Value exceeds the Starting Value.
•	Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Notes may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date. As a result, your investment in the Notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money. In addition, if interest rates increase during the term of the Notes, the Contingent Coupon Payment (if any) may be less than the yield on a conventional debt security of comparable maturity.
•	The return on the Notes will be limited to the Max Return. The return on the Notes will not exceed the Max Return, regardless of the performance of Basket. Your return on the Notes may be less than the return that you could have realized if you invested directly in the Basket Components, and you will not receive the full benefit of any appreciation in the value of the Basket beyond that maximum return.
•	Any payment on the Notes are subject to the credit risk of BofA Finance and the Guarantor, and actual or perceived changes in BofA Finance or the Guarantor’s creditworthiness are expected to affect the value of the Notes. The Notes are our senior unsecured debt securities. Any payment on the Notes will be fully and unconditionally guaranteed by the Guarantor. The Notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of the Redemption Amount at maturity will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Notes on the Maturity Date, regardless of the Ending Value as compared to the Starting Value.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date may adversely affect the market value of the Notes. However, because your return on the Notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the value of the Basket, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Notes.

•	We are a finance subsidiary and, as such, will have limited assets and operations. We are a finance subsidiary of BAC and will have no assets, operations or revenues other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor. As a finance subsidiary, to meet our obligations under the Notes, we are dependent upon payment or contribution of funds and/or repayment of outstanding loans from the Guarantor and/or its other subsidiaries. Therefore, our ability to make payments on the Notes may be limited.
•	The public offering price you pay for the Notes will exceed their initial estimated value. The range of initial estimated values of the Notes that is provided on the cover page of this preliminary pricing supplement, and the initial estimated value as of the pricing date that will be provided in the final pricing supplement, are each estimates only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the value of the Basket, the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charges, all as further described in "Structuring the Notes" below. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.
•	The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your Notes in any secondary market (if any exists) at any time. The value of your Notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Basket, our and BAC’s creditworthiness and changes in market conditions.
•	Some of the Basket Components have limited actual historical information. Some Basket Components commenced trading on their

ENHANCED RETURN NOTES® | PS-8

Enhanced Return Notes® Linked to a Basket of Stocks

respective exchanges recently. Because these Basket Components are of recent origin and limited actual historical performance data exists with respect to them, your investment in the Notes may involve a greater risk than investing in notes linked to an underlying stock with a more established record of performance. Similarly, because these Basket Components are of recent origin and limited actual historical performance data exists with respect to them, the hypothetical historical performance of the Basket shown on page PS-11 below is also limited and begins only from the date of the latest initial public offering of the listed Basket Components.

•	We cannot assure you that a trading market for your Notes will ever develop or be maintained. We will not list the Notes on any securities exchange. We cannot predict how the Notes will trade in any secondary market or whether that market will be liquid or illiquid.
•	The Redemption Amount will not reflect changes in the value of the Basket other than on the Valuation Date. Changes in the value of the Basket during the term of the Notes other than on the Valuation Date will not be reflected in the calculation of the Redemption Amount. No other values of the Basket will be taken into account.
•	Changes in the price of one of the Basket Components may be offset by changes in the price of the other Basket Components. The Notes are linked to a Basket. Changes in the prices of one or more of the Basket Components may not correlate with changes in the prices of one or more of the other Basket Components. The prices of one or more Basket Components may increase, while the prices of one or more of the other Basket Components may decrease or not increase as much. Therefore, in calculating the value of the Basket, increases in the price of one Basket Component may be moderated or wholly offset by decreases or lesser increases in the prices of one or more of the other Basket Components.
•	Trading and hedging activities by us, the Guarantor and any of our other affiliates may create conflicts of interest with you and may affect your return on the Notes and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, may buy or sell shares of the Basket Components, or futures or options contracts on those securities, or other listed or over-the-counter derivative instruments linked to the Basket Components. We, the Guarantor or one or more of our other affiliates, including BofAS, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Notes. These transactions may present a conflict of interest between your interest in the Notes and the interests we, the Guarantor and our other affiliates, including BofAS, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may affect the prices of the Basket Components in a manner that could be adverse to your investment in the Notes. On or before the pricing date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on its behalf (including for the purpose of hedging anticipated exposures), may affect the prices of the Basket Components. Consequently, the prices of the Basket Components may change subsequent to the pricing date, adversely affecting the market value of the Notes.

We, the Guarantor or one or more of our other affiliates, including BofAS, may also engage in hedging activities that could affect the prices of the Basket Components on the pricing date. In addition, these activities may decrease the market value of your Notes prior to maturity, and may affect the amounts to be paid on the Notes. We, the Guarantor or one or more of our other affiliates, including BofAS, may purchase or otherwise acquire a long or short position in the Notes and may hold or resell the Notes. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the prices of the Basket Components, the market value of your Notes prior to maturity or the amounts payable on the Notes.

•	There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Notes and, as such, will make a variety of determinations relating to the Notes, including the amounts that will be paid on the Notes. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.
•	The terms of the Notes will not be adjusted for all corporate events that could affect an issuer of a Basket Component. The Price Multiplier for each Basket Component, the determination of the payments on the Notes, and other terms of the Notes may be adjusted for the specified corporate events affecting any Basket Component, as described in the section entitled “Description of the Notes—Anti-Dilution Adjustments” on page PS-21 of the accompanying product supplement. However, these adjustments do not cover all corporate events that could affect the market price of a Basket Component, such as offerings of common shares for cash or in connection with certain acquisition transactions. The occurrence of any event that does not require the calculation agent to adjust the applicable Price Multiplier or the amounts that may be paid on the Notes at maturity may adversely affect the price of a Basket Component and, as a result, the market value of the Notes.
•	The U.S. federal income tax consequences of an investment in the Notes are uncertain, and may be adverse to a holder of the Notes. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or securities similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. Under the terms of the Notes, you will have agreed with us to treat the Notes as single financial contracts, as described below under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of gain or loss with respect to the Notes may differ. No ruling will be requested from the IRS with respect to the Notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Notes.

ENHANCED RETURN NOTES® | PS-9

Enhanced Return Notes® Linked to a Basket of Stocks

Hypothetical Historical Performance of the Basket

While actual historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical historical daily performance of the Basket from April 17, 2019 (the date of the latest initial public offering of the listed Basket Components) through November 8, 2019. The graph is based upon actual daily historical levels of the Basket Components based on the Closing Market Prices of the Basket Components as of April 17, 2019, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the Notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the Notes.

ENHANCED RETURN NOTES® | PS-10

Enhanced Return Notes® Linked to a Basket of Stocks

The Basket Components

We have derived the following information on each Basket Component and each company issuing each Basket Component (each, an “Underlying Company” and, together, the “Underlying Companies”) from publicly available documents. Because each Basket Component is registered under the Securities Exchange Act of 1934, the Underlying Companies are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located through the SEC’s web site at sec.gov by reference to the applicable CIK number set forth below.

This document relates only to the offering of the Notes and does not relate to any offering of a Basket Component or any other securities of the Underlying Companies. None of us, the Guarantor, BofAS or any of our other affiliates has made any due diligence inquiry with respect to the Underlying Companies in connection with the offering of the Notes. None of us, the Guarantor, BofAS or any of our other affiliates has independently verified the accuracy or completeness of the publicly available documents or any other publicly available information regarding the Underlying Companies and hence makes no representation regarding the same. Furthermore, there can be no assurance that all events occurring prior to the date of this document, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading prices of the Basket Components, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure or failure to disclose material future events concerning an Underlying Company could affect the price of the applicable Basket Component and therefore could affect your return on the Notes. The selection of the Basket Components is not a recommendation to buy or sell the Basket Components.

Apple Inc.

Apple Inc. designs, manufactures and markets personal computers and related personal computing and mobile communication devices along with a variety of related software, services, peripherals and networking solutions. This Basket Component trades on the Nasdaq Global Select Market (the “Nasdaq”) under the symbol “AAPL.” The company’s CIK number is 0000320193.

The following table shows the quarterly high and low Closing Market Prices of the shares of this Basket Component on its primary exchange from the first quarter of 2008 through November 8, 2019. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.

	High ($)	Low ($)
2008
First Quarter	27.85	17.02
Second Quarter	27.14	21.02
Third Quarter	25.65	15.04
Fourth Quarter	15.86	11.50
2009
First Quarter	15.70	11.17
Second Quarter	20.67	15.53
Third Quarter	26.59	19.34
Fourth Quarter	30.23	25.84
2010
First Quarter	33.69	27.44
Second Quarter	39.15	33.69
Third Quarter	41.76	34.28
Fourth Quarter	46.50	39.81
2011
First Quarter	51.88	46.67
Second Quarter	50.43	45.05
Third Quarter	59.06	49.04
Fourth Quarter	60.32	51.94
2012
First Quarter	88.23	58.75
Second Quarter	90.89	75.73

ENHANCED RETURN NOTES® | PS-11

Enhanced Return Notes® Linked to a Basket of Stocks

Third Quarter	100.30	82.13
Fourth Quarter	95.92	72.80
2013
First Quarter	78.43	60.01
Second Quarter	66.26	55.79
Third Quarter	72.53	58.46
Fourth Quarter	81.44	68.71
2014
First Quarter	79.62	71.40
Second Quarter	94.25	73.99
Third Quarter	103.30	93.09
Fourth Quarter	119.00	96.26
2015
First Quarter	133.00	105.99
Second Quarter	132.65	124.25
Third Quarter	132.07	103.12
Fourth Quarter	122.57	105.26
2016
First Quarter	109.56	93.42
Second Quarter	112.10	90.34
Third Quarter	115.57	94.99
Fourth Quarter	118.25	105.71
2017
First Quarter	144.12	116.02
Second Quarter	156.10	140.68
Third Quarter	164.05	142.73
Fourth Quarter	176.42	153.48
2018
First Quarter	181.72	155.15
Second Quarter	193.98	162.32
Third Quarter	228.36	183.92
Fourth Quarter	232.07	146.83
2019
First Quarter	195.09	142.19
Second Quarter	211.75	173.30
Third Quarter	223.97	193.34
Fourth Quarter (through November 8, 2019)	260.14	218.96

ENHANCED RETURN NOTES® | PS-12

Enhanced Return Notes® Linked to a Basket of Stocks

Amazon.com, Inc.

Amazon.com, Inc. is an e-commerce company. This Basket Component trades on the Nasdaq under the symbol “AMZN.” The company’s CIK number is 0001018724.

The following table shows the quarterly high and low Closing Market Prices of the shares of this Basket Component on its primary exchange from the first quarter of 2008 through November 8, 2019. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.

	High ($)	Low ($)
2008
First Quarter	96.25	62.43
Second Quarter	84.51	71.99
Third Quarter	88.09	63.35
Fourth Quarter	69.58	35.03
2009
First Quarter	75.58	48.44
Second Quarter	87.56	73.50
Third Quarter	93.87	75.63
Fourth Quarter	142.25	88.67
2010
First Quarter	136.579	115.94
Second Quarter	150.09	108.61
Third Quarter	160.73	109.14
Fourth Quarter	184.76	153.03
2011
First Quarter	191.25	160.97
Second Quarter	206.07	178.34
Third Quarter	241.69	177.54
Fourth Quarter	246.71	173.10
2012
First Quarter	205.44	175.93
Second Quarter	231.90	185.50
Third Quarter	261.68	215.36
Fourth Quarter	261.50	220.60
2013
First Quarter	283.99	253.39
Second Quarter	281.76	248.23
Third Quarter	318.12	280.93
Fourth Quarter	404.39	298.23
2014
First Quarter	407.05	336.37
Second Quarter	342.99	288.32
Third Quarter	360.84	307.06
Fourth Quarter	338.64	287.06
2015
First Quarter	387.83	286.95

ENHANCED RETURN NOTES® | PS-13

Enhanced Return Notes® Linked to a Basket of Stocks

Second Quarter	445.99	370.23
Third Quarter	548.39	429.70
Fourth Quarter	693.97	520.72
2016
First Quarter	636.99	482.07
Second Quarter	728.24	586.14
Third Quarter	837.31	725.68
Fourth Quarter	844.36	719.07
2017
First Quarter	886.54	753.67
Second Quarter	1011.34	884.67
Third Quarter	1052.80	938.60
Fourth Quarter	1195.83	957.10
2018
First Quarter	1598.39	1189.01
Second Quarter	1750.08	1371.99
Third Quarter	2039.51	1693.96
Fourth Quarter	2004.36	1343.96
2019
First Quarter	1819.26	1500.28
Second Quarter	1962.46	1692.69
Third Quarter	2,020.99	1,725.45
Fourth Quarter (through November 8, 2019)	1,804.66	1,705.51

Salesforce.com, inc.

Salesforce.com, inc. is an American cloud-based software company headquartered in San Francisco, California. This Basket Component trades on the New York Stock Exchange (the “NYSE”) under the symbol “CRM.” The company’s CIK number is 0001108524.

The following table shows the quarterly high and low Closing Market Prices of the shares of this Basket Component on its primary exchange from the first quarter of 2008 through November 8, 2019. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.

	High ($)	Low ($)
2008
First Quarter	15.42	11.97
Second Quarter	18.61	14.84
Third Quarter	17.69	11.19
Fourth Quarter	11.60	5.49
2009
First Quarter	9.26	6.44
Second Quarter	11.23	8.17
Third Quarter	14.64	8.89
Fourth Quarter	18.66	13.63
2010
First Quarter	19.38	15.52

ENHANCED RETURN NOTES® | PS-14

Enhanced Return Notes® Linked to a Basket of Stocks

Second Quarter	24.28	18.89
Third Quarter	30.79	21.77
Fourth Quarter	37.65	24.98
2011
First Quarter	36.62	30.00
Second Quarter	38.39	32.24
Third Quarter	39.83	27.72
Fourth Quarter	34.79	24.51
2012
First Quarter	39.34	24.37
Second Quarter	39.89	31.83
Third Quarter	39.86	30.34
Fourth Quarter	42.73	34.92
2013
First Quarter	46.59	40.84
Second Quarter	47.01	36.75
Third Quarter	53.38	37.80
Fourth Quarter	57.31	49.91
2014
First Quarter	66.22	54.23
Second Quarter	58.80	49.13
Third Quarter	61.21	52.64
Fourth Quarter	64.45	52.72
2015
First Quarter	70.24	55.11
Second Quarter	75.71	65.81
Third Quarter	74.04	65.17
Fourth Quarter	82.14	72.91
2016
First Quarter	77.05	54.05
Second Quarter	83.77	73.81
Third Quarter	82.55	70.05
Fourth Quarter	77.77	68.41
2017
First Quarter	83.81	70.54
Second Quarter	91.39	82.31
Third Quarter	97.71	86.10
Fourth Quarter	108.80	93.94
2018
First Quarter	127.99	104.03
Second Quarter	139.80	115.30
Third Quarter	160.43	137.15
Fourth Quarter	159.86	120.67
2019
First Quarter	166.95	130.40
Second Quarter	165.96	145.10
Third Quarter	159.97	139.72
Fourth Quarter (through November 8, 2019)	161.11	142.33

ENHANCED RETURN NOTES® | PS-15

Enhanced Return Notes® Linked to a Basket of Stocks

ServiceNow, Inc.

ServiceNow, Inc. is a provider of enterprise cloud computing services that define, structure, manage and automate digital workflows. This Basket Component trades on the NYSE under the symbol “NOW.” The company’s CIK number is 0001373715.

The following table shows the quarterly high and low Closing Market Prices of the shares of this Basket Component on its primary exchange from the the date of ServiceNow, Inc.’s initial public offering on June 28, 2012 through November 8, 2019. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.

	High ($)	Low ($)
2012
Second Quarter	24.60	18.00
Third Quarter	40.37	23.74
Fourth Quarter	37.15	28.71
2013
First Quarter	37.83	26.07
Second Quarter	43.39	34.53
Third Quarter	52.59	40.79
Fourth Quarter	58.37	48.08
2014
First Quarter	70.81	55.18
Second Quarter	62.53	46.42
Third Quarter	64.31	54.61
Fourth Quarter	70.12	54.20
2015
First Quarter	80.46	63.63
Second Quarter	82.84	73.28
Third Quarter	81.03	68.00
Fourth Quarter	89.99	71.58
2016
First Quarter	84.07	47.14
Second Quarter	77.04	61.75
Third Quarter	79.77	65.01
Fourth Quarter	87.91	74.34
2017
First Quarter	93.97	75.66
Second Quarter	109.68	84.49
Third Quarter	117.78	103.58
Fourth Quarter	130.69	113.62
2018
First Quarter	175.34	131.73
Second Quarter	186.42	158.00
Third Quarter	204.58	175.96
Fourth Quarter	196.20	156.80
2019
First Quarter	250.95	169.12
Second Quarter	288.80	236.23
Third Quarter	302.31	250.26
Fourth Quarter (through November 8, 2019)	274.24	220.01

ENHANCED RETURN NOTES® | PS-16

Enhanced Return Notes® Linked to a Basket of Stocks

Twilio Inc.

Twilio Inc. is a software company that specializes in cloud communications. This Basket Component trades on the NYSE under the symbol “TWLO.” The company’s CIK number is 0001447669.

The following table shows the quarterly high and low Closing Market Prices of the shares of this Basket Component on its primary exchange from the date of Twilio Inc.’s initial public offering on June 23, 2016 through November 8, 2019. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.

	High ($)	Low ($)
2016
Second Quarter	37.08	15.00
Third Quarter	68.97	34.03
Fourth Quarter	65.02	28.85
2017
First Quarter	34.90	26.50
Second Quarter	34.39	23.17
Third Quarter	33.58	27.52
Fourth Quarter	32.67	23.60
2018
First Quarter	42.06	23.91
Second Quarter	61.61	36.65
Third Quarter	87.70	56.17
Fourth Quarter	96.67	63.98
2019
First Quarter	135.66	81.25
Second Quarter	146.66	122.12
Third Quarter	149.95	106.56
Fourth Quarter (through November 8, 2019)	116.59	91.06

ENHANCED RETURN NOTES® | PS-17

Enhanced Return Notes® Linked to a Basket of Stocks

Atlassian Corporation Plc

Atlassian Corporation Plc is an enterprise software company that develops products for software developers, project managers, and content management. This Basket Component trades on the Nasdaq under the symbol “TEAM.” The company’s CIK number is 0001650372.

The following table shows the quarterly high and low Closing Market Prices of the shares of this Basket Component on its primary exchange from the date of Atlassian Corporation Plc’s initial public offering on December 10, 2015 through November 8, 2019. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.

	High ($)	Low ($)
2015
Fourth Quarter	31.10	21.00
2016
First Quarter	27.41	17.92
Second Quarter	26.78	21.09
Third Quarter	31.97	25.62
Fourth Quarter	29.36	24.05
2017
First Quarter	30.05	24.60
Second Quarter	37.71	29.74
Third Quarter	38.84	33.80
Fourth Quarter	52.94	36.25
2018
First Quarter	61.80	47.06
Second Quarter	67.82	53.21
Third Quarter	96.14	62.98
Fourth Quarter	95.72	67.12
2019
First Quarter	115.50	84.48
Second Quarter	135.05	101.94
Third Quarter	146.70	122.25
Fourth Quarter (through November 8, 2019)	132.91	107.75

ENHANCED RETURN NOTES® | PS-18

Enhanced Return Notes® Linked to a Basket of Stocks

Veeva Systems Inc.

Veeva Systems Inc. is a provider of industry cloud solutions for the global life sciences industry. This Basket Component trades on the NYSE under the symbol “VEEV.” The company’s CIK number is 00001393052.

The following table shows the quarterly high and low Closing Market Prices of the shares of this Basket Component on its primary from the date of Veeva Systems Inc.’s initial public offering on October 16, 2013 through November 8, 2019. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.

	High ($)	Low ($)
2013
Fourth Quarter	46.24	20.00
2014
First Quarter	37.80	26.00
Second Quarter	26.39	17.87
Third Quarter	31.56	21.92
Fourth Quarter	32.85	25.35
2015
First Quarter	32.69	24.26
Second Quarter	29.00	25.00
Third Quarter	28.92	22.83
Fourth Quarter	28.99	23.40
2016
First Quarter	28.99	20.61
Second Quarter	35.29	24.96
Third Quarter	42.06	34.24
Fourth Quarter	47.36	37.54
2017
First Quarter	51.28	41.35
Second Quarter	66.82	50.31
Third Quarter	65.79	54.35
Fourth Quarter	62.97	54.00
2018
First Quarter	77.88	54.32
Second Quarter	84.53	69.42
Third Quarter	108.87	75.16
Fourth Quarter	105.20	80.01
2019
First Quarter	128.62	84.89
Second Quarter	171.15	126.76
Third Quarter	175.65	139.82
Fourth Quarter (through November 8, 2019)	156.47	140.68

ENHANCED RETURN NOTES® | PS-19

Enhanced Return Notes® Linked to a Basket of Stocks

DocuSign, Inc.

DocuSign, Inc. is a company which provides e-signature solutions. This Basket Component trades on the Nasdaq under the symbol “DOCU.” The company’s CIK number is 0001261333.

The following table shows the quarterly high and low Closing Market Prices of the shares of this Basket Component on its primary exchange from the date of DocuSign, Inc.’s initial public offering on April 26, 2018 through November 8, 2019. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.

	High ($)	Low ($)
2018
Second Quarter	63.95	29.00
Third Quarter	67.87	51.71
Fourth Quarter	48.85	37.41
2019
First Quarter	58.85	38.83
Second Quarter	57.66	47.90
Third Quarter	64.80	43.91
Fourth Quarter (through November 8, 2019)	68.45	60.76

ENHANCED RETURN NOTES® | PS-20

Enhanced Return Notes® Linked to a Basket of Stocks

Zendesk, Inc.

Zendesk, Inc.’s platform unifies customer communication and customer data across disparate channels and departments, and simplifies the process of providing omnichannel customer service and engagement across self service, phone calls, live chat, messaging, and email. This Basket Component trades on the NYSE under the symbol “ZEN.” The company’s CIK number is 0001463172.

The following table shows the quarterly high and low Closing Market Prices of the shares of this Basket Component on its primary exchange from the date of Zendesk, Inc.’s initial public offering on May 14, 2014 through November 8, 2019. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.

	High ($)	Low ($)
2014
Second Quarter	18.49	9.00
Third Quarter	27.74	15.79
Fourth Quarter	26.71	19.94
2015
First Quarter	26.08	22.16
Second Quarter	24.50	20.57
Third Quarter	23.24	19.63
Fourth Quarter	27.33	19.15
2016
First Quarter	26.06	14.77
Second Quarter	27.90	20.66
Third Quarter	31.51	26.60
Fourth Quarter	31.14	20.83
2017
First Quarter	28.32	22.13
Second Quarter	29.70	24.82
Third Quarter	30.78	25.48
Fourth Quarter	35.65	29.30
2018
First Quarter	49.04	34.06
Second Quarter	59.43	45.09
Third Quarter	71.94	54.47
Fourth Quarter	69.20	48.37
2019
First Quarter	85.64	55.54
Second Quarter	92.66	78.42
Third Quarter	93.74	72.08
Fourth Quarter (through November 8, 2019)	75.14	63.73

ENHANCED RETURN NOTES® | PS-21

Enhanced Return Notes® Linked to a Basket of Stocks

Zoom Video Communications, Inc.

Zoom Video Communications, Inc. is a provider of remote conferencing services using cloud computing. This Basket Component trades on the Nasdaq under the symbol “ZM.” The company’s CIK number is 0001585521.

The following table shows the quarterly high and low Closing Market Prices of the shares of this Basket Component on its primary exchange from the date of Zoom Video Communications, Inc.’s initial public offering on April 18, 2019 through November 8, 2019. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.

	High ($)	Low ($)
2019
Second Quarter	102.77	36.00
Third Quarter	102.20	76.04
Fourth Quarter (through November 8, 2019)	76.99	62.00

ENHANCED RETURN NOTES® | PS-22

Enhanced Return Notes® Linked to a Basket of Stocks

Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest

BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the Notes. Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We expect to deliver the Notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the Notes occurs more than two business days from the pricing date, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Under our distribution agreement with BofAS, BofAS will purchase the Notes from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount. BofAS will sell the Notes to other broker-dealers that will participate in the offering and that are not affiliated with us, at an agreed discount to the principal amount. Each of those broker-dealers may sell the Notes to one or more additional broker-dealers. BofAS has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the Notes at the same discount. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $982.50 per Note. In addition to the underwriting discount above, if any, an affiliate of BofA Finance will pay a referral fee of up to $3.50 per $1,000 in principal amount of the notes in connection with the distribution of the Notes to other registered broker-dealers.

BofAS and any of our other broker-dealer affiliates may use this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. The selling agent may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.

At BofAS’s discretion, for a short, undetermined initial period after the issuance of the Notes, BofAS may offer to buy the Notes in the secondary market at a price that may exceed the initial estimated value of the Notes. Any price offered by BofAS for the Notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the Notes. However, none of us, the Guarantor, BofAS or any of our other affiliates is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.

Any price that BofAS may pay to repurchase the Notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the Notes.

European Economic Area

None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) which has implemented the Prospectus Regulation (each, a “Relevant Member State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant Member State of Notes which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC have authorized, nor do they authorize, the making of any offer of Notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive), as amended or superseded, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b)

ENHANCED RETURN NOTES® | PS-23

Enhanced Return Notes® Linked to a Basket of Stocks

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Guarantor.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.

ENHANCED RETURN NOTES® | PS-24

Enhanced Return Notes® Linked to a Basket of Stocks

Structuring the Notes

The Notes are our debt securities, the return on which is linked to the performance of the Basket. The related guarantee is BAC’s obligation. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the Notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the Notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the Notes on the pricing date being less than their public offering price.

In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Basket, the tenor of the Notes and the hedging arrangements. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Risk Factors” beginning on page PS-8 above and “Supplemental Use of Proceeds” on page PS-16 of the accompanying product supplement.

ENHANCED RETURN NOTES® | PS-25

Enhanced Return Notes® Linked to a Basket of Stocks

Summary Tax Consequences

The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the Notes supplements, and to the extent inconsistent supersedes, the discussions under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and is not exhaustive of all possible tax considerations. In addition, any reference to “Morrison & Foerster LLP” in the aforementioned tax discussions in the accompanying prospectus and prospectus supplement should be read as a reference to “Sidley Austin LLP.” This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

Although the Notes are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.

This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the notes upon original issuance and will hold the Notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the Notes, in the opinion of our counsel, Sidley Austin LLP, and based on certain factual representations received from us, the Notes should be treated as single financial contracts with respect to the Basket Components and under the terms of the Notes, we and every investor in the Notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the Notes in accordance with such characterization. This discussion assumes that the Notes constitute single financial contracts with respect to the Basket Components for U.S. federal income tax purposes. If the Notes did not constitute single financial contracts, the tax consequences described below would be materially different.

This characterization of the Notes is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative characterizations.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the Notes.

We will not attempt to ascertain whether the issuer of any Basket Component would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of any Basket Component were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the Notes. You should refer to information filed with the SEC by the issuers of the Basket Components and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of any Basket Component is or becomes a PFIC or is or becomes a United States real property holding corporation.

U.S. Holders

Upon receipt of a cash payment at maturity or upon a sale or exchange of the Notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Notes. A U.S. Holder’s tax basis in the Notes will equal the amount paid by that holder to acquire them. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year. The deductibility of capital losses is subject to limitations.

Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the Notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the Notes. In particular, the IRS could seek to subject the Notes to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the Notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity or upon a sale or exchange of the Notes generally would be treated as ordinary income, and any loss realized at maturity or upon a sale or exchange of the

ENHANCED RETURN NOTES® | PS-26

Enhanced Return Notes® Linked to a Basket of Stocks

Notes generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

The IRS released Notice 2008-2 (the “Notice”), which sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the Notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the Notes, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Notes.

Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale or exchange of the Notes should be treated as ordinary gain or loss.

Non-U.S. Holders

Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Notes provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale or exchange of the Notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, or settlement and certain other conditions are satisfied.

If a Non-U.S. Holder of the Notes is engaged in the conduct of a trade or business within the U.S. and if gain realized on the settlement at maturity, or upon sale or exchange of the Notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the Notes. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2021. Based on our determination that the Notes are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Basket Components or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Basket Components or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax, tax will be withheld at the applicable statutory rate. As discussed above, the IRS has indicated in the Notice that it is considering whether income in respect of instruments such as the Notes should be subject to withholding tax. Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.

U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is

ENHANCED RETURN NOTES® | PS-27

Enhanced Return Notes® Linked to a Basket of Stocks

potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a note.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.

Foreign Account Tax Compliance Act (“FATCA”)

The discussion in the accompanying prospectus under “U.S. Federal Income Tax Considerations – Foreign Account Tax Compliance Act” is hereby modified to reflect regulations proposed by Treasury indicating its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, settlement at maturity or other disposition of relevant financial instruments. Treasury has indicated that taxpayers may rely on these proposed regulations pending their finalization.

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Enhanced Return Notes® Linked to a Basket of Stocks

Where You Can Find More Information

The terms and risks of the Notes are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus, which can be accessed at the following links:

•	Product Supplement STOCK-1 dated November 30, 2016:

https://www.sec.gov/Archives/edgar/data/70858/000119312516780826/d304271d424b2.htm

•	Series A MTN prospectus supplement dated November 4, 2016 and prospectus dated November 4, 2016: https://www.sec.gov/Archives/edgar/data/70858/000119312516760144/d266649d424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this pricing supplement, for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

As a result of the completion of the reorganization of Bank of America’s U.S. broker-dealer business, references to Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) in the accompanying product supplement, prospectus supplement and prospectus, as such references relate to MLPF&S’s institutional services, should now be read as references to BofAS.

The Notes are our senior debt securities.  Any payments on the Notes are fully and unconditionally guaranteed by BAC. The Notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral.  The Notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, and the related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. Any payments due on the Notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

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